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                                                                      Exhibit 15


Omega Environmental, Inc.
Bothell, Washington

Re:  Registration Statements Nos. 33-81730, 33-73950, 33-45044, 33-62546,
     33-03617, 33-68812, 33-03615, 33-03625, 333-13397


Ladies and Gentlemen:

With respect to registration statements, we acknowledge our awareness of the use therein of our report dated November 13, 1996 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the means of sections 7 and 11 of the Act.

         /s/
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KPMG Peat Marwick LLP
Seattle, Washington
November 13, 1996